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                                                                  Exhibit 10.4

                      ACCESS WORLDWIDE COMMUNICATIONS, INC
                            2200 Clarendon Boulevard
                                   12th Floor
                            Arlington, Virginia 22201

                                  May 19, 1999

Mr. Richard Lyew
5351 NW 41st Way
Coconut Creek, Fl 33073

      Re: Severance Arrangements/Closing Inducement

Dear Richard:

            Effective as of the Effective Date, Access Worldwide Communications, Inc., a Delaware corporation and you (the "Employee"), hereby agree as set forth below in this agreement (this "Agreement"). No amount shall be payable hereunder unless the Employee shall have released the Company from the obligation to pay any other severance benefit payable upon a Change in Control.

            1. Section 1 -- Definitions. As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

                  1.1. Base Period. The period consisting of the most recent five (5) taxable years ending on or before the date on which a Change in Control occurs or such portion of such period during which the Employee performed personal services for the Company.

                  1.2. Base Salary. The annual amount the Employee receives as wages or salary from the Company.

                  1.3 Board. The Board of Directors of the Company.

                  1.4 Cause. A termination for Cause is a termination evidenced by a written notice specifying (i) that the Employee willfully and continually failed to substantially perform the Employee's duties with the Company (other than a failure resulting from the Employee's incapacity due to physical or mental illness), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed to
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substantially perform; or (ii) that the Employee, in carrying out his employment duties, has been guilty of (A) willful or gross neglect or (B) willful or gross misconduct, resulting in either case in material harm to the Company; or (iii) that the Employee has been convicted of (A) a felony or (B) any offense involving moral turpitude. No act, or failure to act, on the Employee's part shall be considered "willful" unless the Employee has acted, or failed to act, with an absence of good faith and without a reasonable belief that the Employee's action or failure to act was in the best interests of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Employee after Notice of Termination is given by the Employee shall constitute Cause.

                  1.5. Change in Control. A "Change in Control" shall be deemed to occur:

                  (a) on the effective date of any merger or consolidation which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all its assets; or

                  (b) on the date of closing of any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of, all or a majority of the then outstanding voting securities of the Company.

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if the Company either merges or consolidates with or into another company or sells or disposes of all or substantially all of its assets to another company, if such merger, consolidation, sale or disposition is in connection with a corporate restructuring wherein the stockholders of the Company immediately before such merger, consolidation, sale or disposition own, directly or indirectly, immediately following such merger, consolidation, sale or disposition at least a majority of the combined voting power of all outstanding classes of securities of the Company resulting from such merger or consolidation, or to which the Company sells or disposes of its assets, in substantially the same proportion as their ownership in the Company immediately before such merger, consolidation, sale or disposition.

                  1.6. Company. The Company is Access Worldwide Communications, Inc., a Delaware corporation.

                  1.7. Effective Date. The date this Agreement is approved by the Board or the Compensation Committee of the Board, or such other date as the Board or such Committee shall designate in its resolution approving this Agreement, or any amendment or restatement thereof.

                  1.8. Good Reason. "Good Reason" shall mean:

                  (a) a reduction in the Employee's annual base salary after April 12, 1999;
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                  (b) a change in the Employee's responsibilities which, in the
Employee's reasonable judgment, represents a substantial reduction of responsibilities as existed immediately prior thereto or the assignment to the Employee of any duties or responsibilities which, in the Employee's reasonable judgment, are inconsistent with the duties or responsibilities which existed immediately prior thereto, except in connection with the termination of the Employee's employment for Cause, Permanent Disability, as a result of the Employee's death or by the Employee other than for Good Reason;

                  (c) the requirement by the Company after a Change in Control that the Employee (without the consent of the Employee) be based at any place outside of the Employee's normal commuting distance, except for reasonably required travel on the Company's business which is not materially greater than such travel requests prior to the Change in Control;

                  (d) in connection with a Change in Control, the Employee is only offered an internal auditor position; or

                  (e) an assignment or job description which includes responsibilities of any form of internal audit function or auditing regardless of the fact that the Employee's current responsibilities might include such assignment or duties.

                  1.09 Notice of Termination. "Notice of Termination" shall mean a notice which indicates the specific provisions in this Agreement relied upon as the basis for any termination of employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. No purported termination of employment shall be effective without such Notice of Termination.

                  1.10 Operating Companies. "Operating Companies" are the subsidiaries of the Company.

                  1.11 Permanent Disability. The Employee shall be deemed to have become permanently disabled for purposes of this Agreement if the Chief Executive Officer of the Company finds, upon the basis of medical evidence received from a physician reasonably satisfactory to the Chief Executive Officer and the Employee, that the Employee is disabled, whether due to physical or mental condition, so as to be prevented from performing the Employee's normal duties for the Company with or without reasonable accommodation.

                  1.12 Severance Benefit. The benefit payable in accordance with
Section 3 of this Agreement.

            2. Section 2 - Duration and Eligibility.

                  2.1 This Agreement shall be effective as of the Effective
Date.

                  2.2 Eligibility. The Employee shall not be entitled to the Severance Benefit if the Employee ceases to be an employee at any time prior to a Change in Control, or if his employment is terminated following a Change in Control under circumstances where the Employee is not entitled to a Severance Benefit under the terms of this Agreement; provided,
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however, that if the Employee ceases to be an employee during the period commencing ninety (90) days prior to a Change in Control by reason of termination by the Company without "cause", then the Employee shall be entitled to a Severance Benefit under the terms of this Agreement. For purposes hereof, "cause" shall mean (a) breach of any of the Employee's employment obligations or
(b) any material act of dishonesty involving the Company or (c) repeated failure to follow the instructions of the President of the Company in connection with the Employee's duties or (d) repeated significant carelessness in the performance of duties or (e) repeated unexcused absences during normal working hours or (f) repeated insobriety at the work place or (g) that the Employee has been charged with committing and has been convicted of (i) a felony or (ii) any crime or offense involving moral turpitude. If the basis for cause is an act or acts described in clause (a), (c) or (d) above, you shall be given thirty (30) days to cease or correct the performance (or non performance) giving rise to such cause.

                  2.3. Six Month Transition Period. If following a Change in Control, the Company requests in writing that the Employee remain as an employee of the Company for a transition period, then to be eligible for a Severance Benefit hereunder, the Employee shall be obligated to remain with the Company on a transitional basis for up to six months following a Change in Control. In such event, the Employee's Severance Benefit under Sections 3.2 (b) and (c) shall commence following the end of the transition period. Notwithstanding the foregoing, the Employee shall be entitled to terminate his employment for Good Reason during the transition period and thereafter receive the applicable Severance Benefit hereunder. The Company agrees to give the Employee sixty (60) days' prior notice of the termination of transitional employment.

            3. Section 3 - Severance Benefits.

                  3.1. Right to Severance Benefit.

            (a) The Employee shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 3.2 if (i) a Change in Control has occurred and (ii) within one (1) year thereafter, the Employee's employment with the Company terminates for any reason (for purposes hereof employment shall be considered terminated if employment continues only on a transitional basis) except that notwithstanding the provisions of this paragraph
(a), no benefits under this Agreement will be payable should the Employee's termination of employment be (A) for Cause, (B) by reason of Permanent Disability, (C) voluntarily initiated by the Employee for other than Good Reason, or (D) by reason of the Employee's death.

            (b) Notwithstanding any other provision of the Agreement, the sale, divestiture or other disposition of an Operating Company (or part thereof), shall not be deemed to be a termination of employment of employees employed by such Operating Company, and such employees shall not be entitled to benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment, provided the provisions of Section 5.2 have been satisfied.

                  3.2. Amount of Severance Benefit. If the Employee's employment is terminated in circumstances entitling the Employee to a Severance Benefit as provided in Section 3.1, the Employee shall be entitled to the following benefits:
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                  (a) the Company shall pay to the Employee, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, an amount in cash equal to the amount listed on Exhibit A;

                  (b) for the period specified on Exhibit A, subsequent to the Employee's termination of employment, the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries, the medical and dental benefits, life insurance, short term disability insurance and long-term disability insurance which were being provided to the Employee at the time of termination of employment. The benefits provided in this Subsection 3.2(b) shall be no less favorable to the Employee, in terms of amounts and deductibles and costs to the Employee, than the coverage provided the Employee under the plans providing such benefits at the time Notice of Termination is given. The Company's obligation hereunder to provide the foregoing benefits shall terminate if the Employee obtains coverage under a subsequent employer's medical and dental, life insurance, short-term disability insurance and or long-term disability insurance benefit plans;

                  (c) the amounts provided for in Section 3.2(a) shall be paid in the same periodic installment as the Employee's salary has been paid prior to the Termination Date commencing on the Employee's Termination Date; provided, however that the Company shall pay the balance of the Employee's Severance Benefit then unpaid in a single lump sum payment within fifteen (15) days after the Employee's commencement of employment with a new employer. No benefit payable hereunder will be reduced if the Employee takes other employment.

            Notwithstanding the foregoing, if any payment to or for the benefit of the Employee under this Agreement either alone or together with other payments to or for the benefit of the Employee would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), the payments under this Agreement shall be reduced to the largest amount that will eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance of deductions to the Company under Section 280G of the Code for any such payments. The amount and method of any reduction in the payments under this Agreement pursuant to this paragraph shall be as reasonably determined by the Compensation Committee of the Board.

            4. Section 4 - Termination of Employment.

                  4.1. Written Notice Required. Any purported termination of employment, either by the Company or by the Employee, shall be communicated by written Notice of Termination to the other.

                  4.2. Termination Date. In the case of the Employee's death, the Employee's Termination Date shall be the Employee's date of death. In all other cases, the Employee's Termination Date shall be the date specified in the Notice of Termination subject to the following: (a) if the Employee's employment is terminated by the Company due to Permanent Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Employee, provided that the Employee shall not have returned to the full-time performance of the Employee's duties during
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such period of at least thirty (30) days; and (b) if the Employee terminates the
Employee's employment for Good Reason, the date specified in the Notice of Termination shall not be more than thirty (30) days from the date the Notice of Termination is given to the Company.

            5. Section 5 - Successors to Company.

                  5.1. Successors. This Agreement shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

                  5.2. Sale of Operating Companies. In the event that one or more Operating Companies (or part thereof) are sold, divested, or otherwise disposed of by the Company subsequent to a Change in Control, the Company shall require such purchaser or acquirer, as a condition precedent to such purchase or acquisition, to assume, and agree to perform the Company's obligations under this Agreement, in the same manner, and to the same extent that the Company would be required to perform if no such acquisition or purchase had taken place. In such circumstances, the purchaser or acquirer shall be solely responsible for providing any benefits payable under this Agreement to such employees.

            6. Section 6 - Amendment and Termination.

                  6.1. Amendment and Termination. This Agreement may be terminated or amended in any respect by resolution adopted by the entire Board; provided, however, that no such amendment or termination of this Agreement may be made if such amendment or termination would adversely affect any benefit of the Employee set forth herein and provided further, that this Agreement shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever following a Change in Control.

                  6.2. Form of Amendment. The form of any amendment or termination of this Agreement shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

            7. Section 7 - Closing Inducement. In consideration for the Employee's continued employment with the Company, and for the services the Employee may provide the Company in connection with a sale of all or substantially all of the Company in a transaction closing in 1999 or pursuant to a binding agreement executed in 1999 (a "Sale"), regardless of the form or structure of such transaction, the Company will pay a cash payment (the "Closing Payment") to the Employee at the closing of such transaction, according to the following conditions:

                  (a) No Closing Payment shall be due and payable unless the Employee is employed by the Company on the date of closing.
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                  (b) In the event that the condition set forth in (a) above shall be satisfied, the Closing Payment shall be equal to $25,000.

            8. Section 8 - Miscellaneous.

                  8.1. Indemnification. If, after a Change in Control, the Employee institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Agreement, the Company will pay for all actual legal fees and expenses incurred by such Employee so long as the Employee is successful on the merits in whole or in substantial part.

                  8.2. Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee, to change the status of the Employee's employment, or to change any employment policies of the Company.

                  8.3. Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  8.4. Governing Law; Choice of Forum. The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the Commonwealth of Virginia. The Employee shall be entitled to enforce the provisions of this Agreement in any state or federal court located in the Commonwealth of Virginia, in addition to any other appropriate forum.


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            By signing this letter, you agree to by bound by all of the terms and conditions set forth herein.

                                        Very truly yours,

                                        ACCESS WORLDWIDE COMMUNICATIONS, INC.


                                        By: /s/ John Fitzgerald
                                           -------------------------------------
                                           Name:
                                           Title: CEO
Accepted and Agreed To:


By: /s/ Richard Lyew
   --------------------------------
            Richard Lyew
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                                                                       EXHIBIT A

                                    BENEFITS

1.0 AMOUNT OF SEVERANCE BENEFIT:

    (a) One half (0.5) times the Employee's Base Salary in effect immediately prior to the Change in Control.

2.0 The period applicable for Section 3.2(b) is six (6) months.